CONFIDENTIAL TREATMENT REQUESTED BY BUSINESS OBJECTS S.A. CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE STAFF OF THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS. OMITTED INFORMATION HAS BEEN REPLACED BY [*].
Exhibit 10.65
September 9, 2005
Mr. John Schwarz
[*]
Dear John,
     Business Objects S.A. (the “Company”) is pleased to offer you the position of Chief Executive Officer of the Company. You will be employed by Business Objects Americas beginning on September 12, 2005 (the “Effective Date”), although you will have operational authority for Business Objects S.A. Business Objects Americas, and companies in the affiliated group. As Chief Executive Officer, you will report directly to the Company’s Board of Directors (the “Board”). You agree to perform the duties set forth in the next sentence, as well as any other reasonable duties determined by the Board. The parties’ initial expectations regarding the primary duties of this position are as follows: (i) all duties, authorities and responsibilities customary for a chief executive officer of a public company, including executive responsibility for developing strategic direction and all operational and execution activities of the Company, including the Chief Strategy Officer but excluding his duties as the Chairman of the Board, (ii) ultimate management responsibility for all employees of the Company, and (iii) preparation and submission of a revised operating budget to the Board on a quarterly basis, which shall serve to provide the scope of operational authority. You agree to devote your best efforts and substantially all of your business time and services to the performance of your duties as set forth herein. The Board will recommend you for nomination to the Board at its next annual shareholders meeting and will continue to recommend you for nomination to the Board so long as you continue as Chief Executive Officer of the Company. Prior to your election to the Board, you may attend all Board meetings except for meetings solely of the non-employee members of the Board and meetings (or partial meetings) at which your compensation or performance are being discussed. You agree to resign from the Board upon your termination of employment, unless requested to continue.
Salary and Bonus
     Your starting salary will be $750,000 per year, paid on a semi-monthly basis. In addition to your base salary, your target variable compensation is $750,000 per year. Your base salary and target variable compensation may be increased but not decreased during your employment with the Company. However, the amount of variable compensation you earn can vary from 0% to 180% of the $750,000 target, according to quarterly Company performance, input from the Board or its Compensation Committee (the “Compensation Committee”), and the achievement of semi-annual individual objectives. The details of the variable target general measurements (“Variable Compensation Measures”) are set forth in Appendix A to this letter, although ultimately, the Compensation Committee retains final discretion to determine the ultimate variable compensation payout earned. The Variable Compensation Measures are reviewed and are subject to change on an annual basis by the Compensation Committee. Business Objects Americas will endeavor to pay any bonus amounts determined by the Compensation Committee in accordance with the foregoing within ninety (90) days after the end of the fiscal year.

CONFIDENTIAL TREATMENT REQUESTED BY BUSINESS OBJECTS S.A.
2005 Bonus Guarantee:
     Subject to your continued employment, the variable compensation of your salary package will be guaranteed for the remainder of 2005 in the amount $750,000 multiplied by a fraction, the numerator of which is the number of days upon which you are an employee of Business Objects Americas in 2005 and the denominator of which is 365. If, based upon the Variable Compensation Measures, the variable compensation yields more than 100% of target during this period, you will be eligible to receive the overachievement portion up to a maximum of 180% of the $750,000 target, pro-rated as set forth in the previous sentence.
Stock Options
     In addition, you will be granted two options to purchase ordinary shares of the Company (each, an “Option”). The Options will be granted as soon as practical, with a strike price equal to the fair market value as defined in the 2001 Stock Incentive Plan (“Fair Market Value”) (the “2001 Plan”) on the grant date. Each Option will be subject to the terms and conditions of the 2001 Plan and to the standard form of option agreement between you and the Company, modified to reflect the terms of this offer letter.
4-Year Option: The first Option (the “4-Year Option”) will be to purchase 450,000 ordinary shares of the Company and will have a 4-year vesting schedule, such that the option will vest as to 1/4th of the shares subject to the 4-Year Option upon your first anniversary of employment with Business Objects Americas and 1/36th of the remaining unvested shares each month thereafter, subject to your remaining in Continuous Status as a Beneficiary, as such term is defined in the 2001 Plan (“Continuous Status as a Beneficiary”) on each relevant vesting date.
Performance Option: The second Option (the “Performance Option”) will be to purchase 225,000 ordinary shares of the Company. On the last day of each of the Company’s 2006, 2007 and 2008 fiscal years, and subject to your remaining in Continuous Status as a Beneficiary on each relevant vesting date, 1/6th of the shares subject to the Performance Option will vest if the Company’s operating margin goals for the applicable year, determined by the Compensation Committee in consultation with you within the first quarter of the Company’s fiscal year, have been met. An additional 1/6th shares subject to the Performance Option will vest on the last day of each of the Company’s 2006, 2007 and 2008 fiscal years if the Company’s market share goals for the applicable year, determined by the Compensation Committee in its sole discretion earlier in the Company’s fiscal year, have been met.
Restricted Stock Units
     You also will receive three (3) or four (4) grants of restricted ordinary shares of the Company (each, a “Restricted Stock Grant”) as follows. The Restricted Stock Grants will be granted in the form of units under the Subsidiary Stock Incentive Sub-Plan (the “Sub-Plan”) to the 2001 Plan at the first meeting of the Compensation Committee following the first date on which (i) the registration statement covering shares available for issuance under the Sub-Plan has been declared effective by the U.S. Securities and Exchange Commission, and (ii) all other requirements under applicable law for the granting of restricted stock awards under the Sub-Plan have been met. The Restricted Stock Grants will be subject to the terms and conditions of the Sub-Plan and to a standard form of restricted stock agreement, modified to be consistent with the terms of this offer letter.

CONFIDENTIAL TREATMENT REQUESTED BY BUSINESS OBJECTS S.A.
Initial Grant: The first Restricted Stock Grant will cover 100,000 ordinary shares of the Company and will vest as to 50% of the shares subject thereto on December 31, 2005 and as to the remaining 50% of the shares subject thereto on March 31, 2006, subject to your remaining in Continuous Status as a Beneficiary on each relevant vesting date.
4-Year Grant: The second Restricted Stock Grant (the “4-Year Grant”) will cover 183,334 ordinary shares of the Company and will have a 4-year vesting schedule, such that the underlying shares will vest as to 1/4th of the shares subject to the 4-Year Grant upon your first anniversary of employment with Business Objects Americas and 1/36th of the remaining unvested shares each month thereafter, subject to your remaining in Continuous Status as a Beneficiary on each relevant vesting date.
Performance Grant: The third Restricted Stock Grant (the “Performance Grant”) will cover 91,666 ordinary shares of the Company. On the last day of each of the Company’s 2006, 2007 and 2008 fiscal years, and subject to your remaining in Continuous Status as a Beneficiary on each relevant vesting date, 1/6th of the shares subject to the Performance Grant will vest if the Company’s operating margin goals for the applicable year, determined by the Compensation Committee in consultation with you within the first quarter of the Company’s fiscal year, have been met. An additional 1/6th shares subject to the Performance Grant will vest on the last day of each of the Company’s 2006, 2007 and 2008 fiscal years if the Company’s market share goals for the applicable year, determined by the Compensation Committee in its sole discretion earlier in the Company’s fiscal year, have been met.
Make-Up Grant: The fourth Restricted Stock Grant (the “Make-Up Grant”), if any, will cover “x” ordinary shares of the Company, with “x” determined by (A) subtracting the Fair Market Value of an ordinary share on your employment commencement date from the higher of (i) the Fair Market Value on the date upon which your Options hereunder are granted (the “Option Grant Date”), or (ii) the Option exercise price, (B) multiplying the resulting difference by 675,000, (C) dividing the resulting product by the Fair Market Value on the Option Grant Date, and (D) rounding up to the nearest whole integer. Accordingly, if the higher of (i) the Fair Market Value on the Option Grant Date, or (ii) the exercise price is equal to or less than the Fair Market Value on your employment commencement date, then you will not be granted any Make-Up Grant. Any Make-Up Grant will be subject to the same vesting schedule as the 4-Year Option with respect to 2/3 of the shares covered by such Make-Up Grant and the same vesting schedule as the Performance Option with respect to 1/3 of the shares covered by such Make-Up Grant.
Inability to Grant Equity Compensation Awards
     If the Company is unable to grant to you any or all of the equity compensation awards specified herein for any reason by the earlier of (A) the one year anniversary of your employment commencement date, or (B) the date of a Change of Control (as defined below), then, upon the earliest of such dates to occur, the Company shall grant you a cash replacement award (a “Replacement Award”) with vesting identical to the vesting on the replaced equity compensation award. Any Replacement Award attributable to a Restricted Stock Grant shall be valued for this purpose by multiplying the ordinary shares to have been covered by the Restricted Stock Grant by the greater of (A) the Fair Market Value of an ordinary share on your employment commencement date and (B) the Fair Market Value of an ordinary share on the date the replacement award is granted (however, in such event, there will be no Make-Up Grant). Any Replacement Award attributable to an Option shall be valued for this purpose by multiplying the ordinary shares to have been covered by the Option by the

CONFIDENTIAL TREATMENT REQUESTED BY BUSINESS OBJECTS S.A.
Black-Scholes value of such Option, with the Black-Scholes calculation determined by inputting volatility, term and short-term risk-free interest rate in accordance with the Black-Scholes variables reflected in the footnotes to the Company’s financial statements for the most recently completed quarter prior to your employment commencement date, and with the exercise price and fair market value variables based upon greater of (A) the Fair Market Value on of an ordinary share on your employment commencement date and (B) the Fair Market Value of an ordinary share on the date the Replacement Award attributable to such Option is granted.
Ability to Accept Position
     You have represented that there are no agreements relating to your prior employment that may affect your eligibility to be employed by Business Objects Americas or limit the manner in which you may be employed. The parties acknowledge that they have no reason to believe that you are contractually prohibited from performing the duties of your position and you represent that such is the case.
Termination of Employment not in connection with a Change in Control
     In the event there you voluntarily terminate your employment for Good Reason (as defined below) or you are involuntarily terminated without Cause (as defined below) either prior to a Change of Control (as defined below) or on or after the twelve month anniversary following a Change of Control, then, subject to your executing and not revoking a release of claims and a one-year non-competition agreement in forms satisfactory to Business Objects Americas (a “Non-Compete Agreement”),1 you shall be entitled to receive the following severance payments and benefits:
     (1) Continued payments equal to one (1) year of your base salary and target bonus (with respect to your target bonus, assuming a payout equal to 100% of base salary);
     (2) If you elect to continue your medical coverage under COBRA, Business Objects Americas will reimburse the cost of COBRA coverage for you and your eligible dependents for eighteen months following the date of termination (or, if earlier, until you cease to be eligible for COBRA);
     (3) Accelerated vesting as of the date of your termination with respect to an additional twelve (12) months vesting of your then-unvested and outstanding Options, Restricted Stock Grants,

[1]	Such non-competition agreement is necessary to protect the Company’s confidential and proprietary information and will include a specific list of the Company’s then-current primary competitors, and shall be restricted to such list. All other terms of such release and non-competition agreements will be negotiated in good faith between the parties at the time of severance, with the intent of structuring an agreement that is (i) consistent with then-applicable industry standards and (ii) effective and enforceable under applicable law. In the event the parties are unable to agree on a particular term, they agree to seek the advice of a neutral third party benefits expert to help determine the applicable industry standards regarding such term. You agree not to challenge the effectiveness or enforceability of such release and non-competition agreements, either directly or indirectly, in your individual capacity or through any subsequent employer or other third party. Similarly, the Company agrees not to challenge the effectiveness or enforceability of such release and non-competition agreements as a means of avoiding payment of any severance benefits. Replacement Awards and any other equity compensation awards granted to you by the Company under this offer letter or any future equity compensation awards.

CONFIDENTIAL TREATMENT REQUESTED BY BUSINESS OBJECTS S.A.
Change of Control
     In the event there is a Change of Control (as defined below) during your employment and, within twelve (12) months thereafter, you either voluntarily terminate your employment for Good Reason (as defined below) or are involuntarily terminated without Cause (as defined below), then, subject to your executing and not revoking a release of claims and a two-year Non-Compete Agreement in a form satisfactory to Business Objects Americas or its successor(s), you shall be entitled to receive the following severance payments and benefits:
     (1) A lump sum equal to two (2) years’ continuation of your base salary and target bonus (with respect to your target bonus, assuming a payout equal to 100% of base salary);
     (2) If you elect to continue your medical coverage under COBRA, Business Objects Americas will reimburse the cost of COBRA coverage for you and your eligible dependents for eighteen months following the date of termination (or, if earlier, until you cease to be eligible for COBRA);
     (3) Accelerated vesting as of the date of your termination of 100% of your then-unvested and outstanding Options, Restricted Stock Grants, Replacement Awards and any other equity compensation awards granted to you by the Company under this offer letter or any future equity compensation awards.
     For purposes of the foregoing, a “Change in Control” has the same defined meaning as in the 2001 Stock Plan.
     For purposes of the foregoing, “Good Reason” means the occurrence of any of the following (without your consent and with such occurrence failing to be cured within thirty days following receipt of written notice from you specifying the purported grounds for such Good Reason, which notice, prior to a Change of Control, shall be delivered to Business Objects America’s Vice-President of Human Resources):
     (1) Any reduction in the aggregate level of your base salary and annual target bonus.
     (2) Any material reduction in your duties or responsibilities and/or change of title or status as Chief Executive Officer of the Company;
     (3) A requirement that you relocate to a location more than fifty (50) miles from your then current office location; or
     (4) A change in reporting structure such that you no longer report to the Board of Directors.
     Compensation received by you in connection with any post-termination employment with another company shall not be deemed to reduce the amount of any severance payment provided for under this letter agreement.

CONFIDENTIAL TREATMENT REQUESTED BY BUSINESS OBJECTS S.A.
     For purposes of the foregoing, “Cause” means that, in the reasonable determination of the Board, you:
     (1) have willfully committed an act that materially injures the business of the Company or Business Objects Americas;
     (2) have willfully refused or failed to follow lawful and reasonable directions of the Board;
     (3) have willfully or habitually neglected your duties to the Company or Business Objects Americas; or
     (4) have been convicted of a felony involving moral turpitude that is likely to inflict or has inflicted material injury on the business of the Company or Business Objects Americas.
Internal Revenue Code Section 409A
     Notwithstanding anything to the contrary in this letter; any cash severance payments to be made to you under this letter will not be paid during the six-month period following your termination of employment unless Business Objects Americas determines, in its good faith judgment, that paying such amounts at the time or times indicated above would not cause you to incur an additional tax under Section 409A of the U.S. Internal Revenue Code (in which case such amounts shall be paid at the time or times indicated above). If the payment of any amounts are delayed as a result of the previous sentence, such payments shall become payable in a lump sum payment on the date six (6) months and one (1) day following the date of your termination. Thereafter, payments will resume in accordance with the schedule set forth in this letter.
Attorney Fees
     The Company will reimburse you for any and all attorney’s fees and related costs you may incur in the preparation and negotiation of this letter and the terms and conditions of your employment up to a maximum of $15,000.
Parachute Payment Gross-Up
     If and only if a Change of Control occurs in the period extending for one year following the latest date of grant of the Options, the Restricted Stock Grants or the Replacement Awards under this offer letter, then you will be entitled to the special gross-up payment set forth in Appendix B to this offer letter, to the extent one or more payments or benefits you receive in connection with a Change in Control, are deemed to constitute parachute payments under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and you otherwise qualify for the gross-up payment in accordance with the provisions of Appendix B; provided, however that the gross-up payment shall be capped at, and may in no event exceed, two million dollars ($2,000,000).
Business Expenses
     During the course of your employment, Business Objects Americas will reimburse you for all reasonable expenses incurred by you in the performance of your duties in accordance with the Business Objects America’s business expense reimbursement policies.

CONFIDENTIAL TREATMENT REQUESTED BY BUSINESS OBJECTS S.A.
Benefits
     You will be entitled to participate in any benefit plans, policies or arrangements sponsored or maintained by Business Objects Americas from time to time for its executive employees. Notwithstanding the foregoing, your eligibility for and participation in any of these employee benefit plans, policies or arrangements will be subject to the terms and conditions of such plans, policies or arrangements. Moreover, subject to the terms and conditions of such plans, policies or arrangements, Business Objects Americas may amend, modify or terminate such plans, policies or arrangements at any time for any or no reason, except as otherwise set forth in this offer letter.
General
     The validity, interpretation, construction and performance of this letter agreement and the rights of the parties under this letter agreement shall be interpreted and enforced under California law without reference to principles of conflicts of laws.
     As a condition of employment with Business Objects Americas and in order to accept this offer, please sign and return this letter (sent to you in duplicate form) and Confidential Information and Inventions and Arbitration Agreement, which includes an arbitration provision governing the resolution of any disputes between you and the Company or Business Objects Americas. In the event of arbitration between the parties to this letter agreement, each party will be responsible for its own attorneys’ fees.
     This letter, along with any agreements relating to proprietary rights between you and the Company and arbitration, set forth the terms of your employment with Business Objects Americas and supersede any prior representations or agreements including, but not limited to, any representations made during your interviews, whether written or oral. This letter may not be modified or amended except by a written agreement signed by the Chairman of the Board and you.

CONFIDENTIAL TREATMENT REQUESTED BY BUSINESS OBJECTS S.A.
     If you have any questions, please feel free to call me at 408-953-6228 I look forward to your favorable reply and to a productive and exciting working relationship.
Sincerely,

Bernard Liautaud
Chairman of the Board of Directors

CONFIDENTIAL TREATMENT REQUESTED BY BUSINESS OBJECTS S.A.
Appendix A
The variable salary is based on three components:
1) Company [*]
2) Company [*] Percentage (PP) – This is the [*] based on [*]
3) Personal goals (MBOs)
Variable = MBO*(Company Performance)*Bonus Target
The company performance is calculated every quarter.
The MBOs are calculated twice a year.
The variable salary is paid twice a year
Therefore:
H1Variable = H1MBO*(Q1CpnyPerformance*Q1Bonus Target +Q2Cpny Performance*Q2Bonustarget)
H2Variable = H2MBO*(Q3CpnyPerformance*Q3Bonus Target +Q4Cpny Performance*Q4Bonustarget)
Company Performance = [*]
Company Performance is expected to vary between 50% and 180%
MBOs are calculated against Individual Objectives
MBOs are expected to fluctuate between 80% and 120%

[*] Perf vs Board Plan	[*]	%	[*]	%	[*]	%	[*]	%	[*]	%	[*]	%
[*] Bonus	0%		1%		50%		100%		180%		180%

PP Perf vs Board Plan	[*]	%	[*]	%	[*]	%	[*]	%	[*]	%	[*]	%
PP Bonus	0%		1%		50%		100%		180%		180%
Description of the Performance Vesting
50% on [*] in 3 tranches:
During the budget process of each fiscal year, the compensation committee will define [*] for the fiscal year. There will be three separate tranches for three fiscal years. At the end of the fiscal year (the first being FY 2006), equity will vest if the [*] have been achieved for the full fiscal year.
50% on [*] in 3 tranches:
During the budget process of each fiscal year, the compensation committee will define [*] for the fiscal year. There will be three separate tranches for three fiscal years. At the end of the fiscal year (the first being FY 2006), equity will vest if the [*] have been achieved for the full fiscal year.

CONFIDENTIAL TREATMENT REQUESTED BY BUSINESS OBJECTS S.A.
APPENDIX B
SPECIAL TAX PAYMENT
GROSS UP PAYMENT
     The following provisions are hereby incorporated into, and are hereby made a part of, that certain employment offer letter by and between Business Objects S.A. (the “Company”) and
     John Schwartz (“Executive”) dated September 8, 2005 (the “Offer Letter”), and such provisions shall be effective immediately. All capitalized terms in this Appendix, to the extent not otherwise defined herein, shall have the meanings assigned to them in the Offer Letter.
     1. Special Tax Gross-Up. In the event that (i) any payment made by the Company to Executive, whether pursuant to the Offer Letter or otherwise (each a “Payment”) is deemed, in the opinion of the Independent Auditors or by the Internal Revenue Service, to constitute a parachute payment under Section 280(G) of the Code and (ii) it is determined that the aggregate Present Value (measured as of the Closing Date) of the Parachute Payment attributable to such Payment(s) exceeds one hundred and ten percent (110%) of the Permissible Parachute Amount, then Executive shall be entitled to receive from the Company a special tax payment (the “Gross-Up Payment”) in a dollar amount determined pursuant to the following formula:
               X = Y ÷ [1 — (A + B + C)], where
               X is the total dollar payment of the Gross-Up Payment.
               Y is the total excise tax, together with all applicable interest and penalties (collectively, the “Excise Tax”), imposed on the Executive pursuant to Code Section 4999 (or any successor provision) with respect to the excess parachute payment attributable to the Payment(s).
               A is the Excise Tax rate in effect under Code Section 4999 for such excess parachute payment,
               B is the highest combined marginal federal income and applicable state income tax rate in effect for the Executive for the calendar year in which the Gross-Up Payment is made, determined after taking into account (i) the deductibility of state income taxes against federal income taxes to the extent actually allowable for that calendar year and (ii) any increase in effective tax rate due to the loss of itemized deductions by reason of applicable phase-out limitations, and
               C is the applicable Hospital Insurance (Medicare) Tax Rate in effect for the Executive for the calendar year in which the Gross-Up Payment is made.
     2. Benefit Limit.
          A. Should it be determined that the aggregate Present Value (measured as of the Closing Date) of the Parachute Payment attributable to the Payment(s) does not exceed one hundred and ten percent (110%) of the Permissible Parachute Amount, then no Gross-Up Payment

CONFIDENTIAL TREATMENT REQUESTED BY BUSINESS OBJECTS S.A.
shall be made to Executive under Paragraph 1 of this Appendix. Instead, the limitations set forth in this Paragraph 2 shall apply. Accordingly, the amount of the Payments otherwise due the Executive shall be reduced to the extent necessary to assure that the aggregate Present Value of the Payment(s) does not exceed the greater of the following dollar amounts (the “Benefit Limit”)
               a. the Permissible Parachute Amount, or
               b. the greatest after-tax amount payable to the Executive after taking into account any excise tax imposed under Internal Revenue Code Section 4999 on the Payments.
     To effect such Benefit Limit, the following reductions shall be made to the Payments to which the Executive is otherwise entitled, to the extent necessary to assure that such Benefit Limit is not exceeded: first, any cash payments to which the Executive would otherwise be entitled shall be reduced, then, any non-cash payments to which Executive would otherwise be entitled shall be reduced in a manner determined by the Executive and acceptable to the Company.
          B. Any Gross-Up Payment shall be capped at, and may in no event exceed, two million dollars ($2,000,000).
          C. Any Gross-Up Payment shall only apply to a Change of Control occurring in the period extending for one year following the latest date of grant of the Options, the Restricted Stock Grants or the Replacement Awards under the Offer Letter.
     3. Definitions. For purposes of this Appendix, the following definitions shall be in effect:
          Average Compensation means the average of the Executive’s W-2 wages from the Company for the five (5) calendar years or fewer number of calendar years completed immediately prior to the calendar year in which the Change in Control is effected.
          Closing Date means the closing date of the Change in Control transaction pursuant to which the Payments are made.
          Code means the Internal Revenue Code of 1986, as amended.
          Independent Auditors means a nationally-recognized public accounting firm mutually acceptable to both the Company and the Executive.
          Parachute Payment means any payment or benefit in the nature of compensation which is made to Executive in connection with the Acquisition and which is deemed to constitute a parachute payment under Code Section 280G(b)(2) and the Treasury Regulations issued thereunder.
          Permissible Parachute Amount means a dollar amount equal to 2.99 times the Executive’s Average Compensation.
          Present Value means the value, determined as of the Closing Date or other relevant date under applicable Treasury Regulations, of any payment in the nature of compensation to which the Executive becomes entitled in connection with the Acquisition or his subsequent termination, including (without limitation) the Parachute Payment attributable to any of the Payments. The Present Value of each such payment shall be determined in accordance with the provisions of Code Section 280G(d)(4), utilizing a discount rate equal to one hundred twenty percent (120%) of the applicable Federal rate in effect at the time of such determination, compounded semi-annually to the effective date of the Acquisition.
Business Objects Americas . 3030 Orchard Parkway . San Jose . CA 95134
Tel: 408 953 6018 . Fax: 408 953 6302 . www.businessobjects.com